                                                                    EXHIBIT 99.1

                         Index to Financial Statements
                         -----------------------------


                                                                     Page
                                                                     ----
Report of Independent Accountants..................................    1

Financial Statements of Quaker State Corporation and Subsidiaries:
Consolidated Statement of Income for the years ended
December 31, 1997, 1996, 1995......................................    2
Consolidated Statement of Cash Flows for the years ended
December 31, 1997, 1996, 1995......................................    3
Consolidated Balance Sheet as of December 31, 1997 and 1996........    4
Consolidated Statement of Stockholders' Equity for the years
ended December 31, 1997, 1996, 1995................................    5
Notes to Consolidated Financial Statements.........................    6
Condensed Consolidated Statement of Income for the quarter ended
September 30, 1998 (unaudited).....................................   20
Condensed Consolidated Statement of Cash Flows for the
quarter ended September 30, 1998 (unaudited).......................   21
Condensed Consolidated Balance Sheet as of
September 30, 1998 (unaudited).....................................   22
Notes to Condensed Consolidated Financial Statements (unaudited)...   24

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders Quaker State Corporation:

     We have audited the consolidated financial statements and the financial statement schedule of Quaker State Corporation and Subsidiaries listed in the index on page 19 of this Form 10-K. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quaker State Corporation and Subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


Coopers & Lybrand L.L.P.

Dallas, Texas
January 27, 1998

QUAKER STATE CORPORATION AND SUBSIDIARIES
Consolidated Statement of Income


YEARS ENDED DECEMBER 31
(in thousands, except per share data)                          1997            1996        1995
===================================================================================================
REVENUES

Sales and operating revenues                                 $1,193,971     $1,113,504     $945,258
Other, net                                                        6,372          7,674        9,782
                                                             ----------     ----------     --------
                                                              1,200,343      1,121,178      955,040
                                                             ----------     ----------     --------
COSTS AND EXPENSES
Cost of sales and operating costs                               761,317        759,912      654,564
Selling, general and administrative                             337,342        280,818      241,561
Depreciation and amortization                                    41,266         35,781       30,460
Interest                                                         26,913         12,609        7,178
Restructuring, systems integration and
     other special charges (Note 3)                              48,411         14,507       27,000
                                                             ----------     ----------     --------
                                                              1,215,249      1,103,627      960,763
                                                             ----------     ----------     --------
Gain on sale of joint venture interests                           3,517             --           --
                                                             ----------     ----------     --------
Income (loss) from continuing operations before income
     taxes and extraordinary item                               (11,389)        17,551       (5,723)
Provision for (benefit from) income taxes (Note 4)
     Current                                                     12,500         25,300        7,800
     Deferred                                                   (16,500)       (17,400)      (9,300)
                                                             ----------     ----------     --------
                                                                 (4,000)         7,900       (1,500)
                                                             ----------     ----------     --------
Income (loss) from continuing operations
     before extraordinary item                                   (7,389)         9,651       (4,223)
Discontinued operations (Note 5)
     Discontinued operations, net of taxes                        4,570          4,072        7,767
     Income on disposition, net of taxes                         25,907             --       12,695
                                                             ----------     ----------     --------
                                                                 30,477          4,072       20,462
                                                             ----------     ----------     --------
Income before extraordinary item                                 23,088         13,723       16,239
Extraordinary item, net of taxes (Note 10)                           --             --       (4,139)
                                                             ----------     ----------     --------
NET INCOME                                                   $   23,088     $   13,723     $ 12,100
===================================================================================================

PER SHARE (BASIC AND DILUTED):
Income (loss) from continuing operations
     before extraordinary item                                    $(.21)          $.28     $   (.13)
Income from discontinued operations                                 .87            .12          .64
Extraordinary item                                                   --             --         (.13)
                                                             ----------     ----------     --------
NET INCOME                                                         $.66           $.40     $    .38
===================================================================================================

Weighted average shares outstanding - Basic                      35,213         34,352       32,119
Weighted average shares outstanding - Diluted                    35,213         34,531       32,119
----------------------------------------------------------------------------------------------------




The accompanying notes are an integral part of the financial statements.

QUAKER STATE CORPORATION AND SUBSIDIARIES
Consolidated Statement of Cash Flows


YEARS ENDED DECEMBER 31
(in thousands)                                                                  1997         1996         1995
===============================================================================================================
CASH FLOW FROM OPERATING ACTIVITIES
Net income                                                                   $  23,088    $  13,723    $ 12,100
Adjustments to reconcile net income to net cash provided
     by operating activities:
   Depreciation, depletion and amortization                                     44,085       38,578      38,330
   Noncurrent special charges                                                   19,698       17,712       7,864
   Gain on disposition of discontinued operations (Note 5)                     (25,907)          --     (12,695)
   Changes in discontinued operations                                              249       (1,418)     (6,728)
   Net gain on sale of assets and joint venture interests                       (3,680)        (806)         --
   Gain on settlement of long-term receivable                                       --       (5,053)         --
   Extraordinary loss on extinguishment of debt, net of taxes                       --           --       4,139
   Deferred income taxes and investment tax credit                             (16,051)     (10,547)    (17,937)
   Increase (decrease) from changes in:
       Receivables                                                              (5,924)      (6,559)    (24,511)
       Inventories                                                               4,574      (14,802)      2,479
       Other current assets                                                      6,201        6,885      (7,424)
       Accounts payable                                                         (5,771)      11,896      (5,373)
       Accrued liabilities                                                       9,727          304       8,810
       Other assets and liabilities and other                                  (12,945)      (6,129)      5,874
                                                                             ---------    ---------    --------
   Net cash provided by operating activities                                    37,344       43,784       4,928
                                                                             ---------    ---------    --------
CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures                                                           (71,185)     (60,123)    (45,130)
Proceeds from disposal of property and equipment and refinery                   36,992        2,953       4,910
Proceeds from settlement of long-term receivable, net of taxes paid                 --       15,380          --
Acquisition of businesses, net of cash acquired (Note 2)                      (108,892)    (234,106)    (31,008)
Proceeds from sale of discontinued operations, net of
       discontinued operations cash and taxes paid (Note 5)                     81,612           --      47,213
Other, net                                                                        (978)      (8,046)     (5,685)
                                                                             ---------    ---------    --------
   Net cash used in investing activities                                       (62,451)    (283,942)    (29,700)
                                                                             ---------    ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                                                 (14,117)     (13,762)    (12,867)
Proceeds from debt                                                             210,999      282,774      99,375
Payments on debt                                                              (181,569)      (6,990)    (60,882)
Purchase of treasury stock                                                        (151)     (25,313)         --
Other                                                                              753        2,187          --
                                                                             ---------    ---------    --------
   Net cash provided by financing activities                                    15,915      238,896      25,626
                                                                             ---------    ---------    --------
Net increase (decrease) in cash and cash equivalents                            (9,192)      (1,262)        854
Total cash and cash equivalents at beginning of year                            29,397       30,659      29,805
                                                                             ---------    ---------    --------
TOTAL CASH AND CASH EQUIVALENTS AT END OF YEAR                               $  20,205    $  29,397    $ 30,659
===============================================================================================================



The accompanying notes are an integral part of the financial statements.

QUAKER STATE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheet


DECEMBER 31
(in thousands, except share data)                                                             1997           1996
===================================================================================================================
ASSETS
Current assets:
Cash and cash equivalents                                                                 $   20,205     $   29,397
Accounts and notes receivable, less allowance of $4,696 and $4,140 in 1997 and 1996          186,654        161,246
Inventories (Note 6)                                                                          90,821         97,522
Other current assets                                                                          20,068         26,082
Net assets of discontinued operations                                                             --         19,809
                                                                                          ----------     ----------
   Total current assets                                                                      317,748        334,056
                                                                                          ----------     ----------
Property, plant and equipment, at cost (Note 7)                                              247,073        210,465
Goodwill, brands and other assets (Note 8)                                                   604,894        468,711
Net assets of discontinued operations                                                             --         15,777
                                                                                          ----------     ----------
     TOTAL ASSETS                                                                         $1,169,715     $1,029,009
====================================================================================================================

LIABILITIES
Current liabilities:
Accounts payable                                                                          $   70,805     $   71,651
Accrued liabilities (Note 9)                                                                 130,088         82,825
Debt payable within one year                                                                  11,477         17,204
Debt to be refinanced (Note 10)                                                                   --        142,000
                                                                                          ----------     ----------
   Total current liabilities                                                                 212,370        313,680
                                                                                          ----------     ----------
Long-term debt (Note 10)                                                                     429,198        241,619
Other long-term liabilities (Note 11)                                                        196,246        175,041
                                                                                          ----------     ----------
   Total liabilities                                                                         837,814        730,340
                                                                                          ----------     ----------
Commitments and contingencies (Note 12)

STOCKHOLDERS' EQUITY
Capital stock $1.00 par value; authorized shares, 250,000,000 and 95,000,000
   in 1997 and 1996; issued shares, 37,977,144 and 36,322,312 in 1997 and 1996                37,977         36,322
Additional capital                                                                           210,734        187,560
Retained earnings                                                                            112,451        103,480
Cumulative foreign currency translation adjustment                                               133            411
Treasury stock, at cost, 1,699,593 and 1,593,582 shares in 1997 and 1996                     (26,924)       (25,433)
Unearned compensation                                                                         (2,470)        (3,671)
                                                                                          ----------     ----------
   Total stockholders' equity                                                                331,901        298,669
                                                                                          ----------     ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $1,169,715     $1,029,009
===================================================================================================================


The accompanying notes are an integral part of the financial statements.

QUAKER STATE CORPORATION AND SUBSIDIARIES
Consolidated Statement of Stockholders' Equity

                                                                              Foreign
                                                                              Currency                 Unearned
(in thousands except shares and        Capital    Additional    Retained     Translation  Treasury      Compen-
per share)                              Stock      Capital      Earnings     Adjustment      Stock      sation       Total
============================================================================================================================
BALANCE, DECEMBER 31, 1994              $31,517     $120,131    $104,286          $(709)   $   (467)    $(2,908)    $251,850
Net income                                   --           --      12,100             --          --          --       12,100
Cash dividends ($.40 per share)              --           --     (12,867)            --          --          --      (12,867)
103,030 shares of capital stock
     issued under incentive plans            47          661          --             --         789        (117)       1,380

Change in foreign currency
     translation                             --           --          --            598          --          --          598
1,260,403 shares issued
     for acquisitions                     1,260       18,276          --             --          --          --       19,536
Purchase of 30,529 shares                    --           --          --             --        (442)         --         (442)
                                       --------   ----------   ---------    -----------    --------    --------     --------
BALANCE, DECEMBER 31, 1995               32,824      139,068     103,519           (111)       (120)     (3,025)     272,155
                                       --------   ----------   ---------    -----------    --------    --------     --------
Net income                                   --           --      13,723             --          --          --       13,723
Cash dividends ($.40 per share)              --           --     (13,762)            --          --          --      (13,762)
187,453 shares of capital stock
     issued under incentive plans           187        2,345          --             --          --        (646)       1,886

Change in foreign currency
     translation                             --           --          --            522          --          --          522
3,310,702 shares issued
     for acquisitions                     3,311       46,147          --             --          --          --       49,458
Purchase of 1,585,135 shares                 --           --          --             --     (25,313)         --      (25,313)
                                       --------   ----------   ---------    -----------    --------    --------     --------
BALANCE, DECEMBER 31, 1996               36,322      187,560     103,480            411     (25,433)     (3,671)     298,669
                                       --------   ----------   ---------    -----------    --------    --------     --------
Net income                                   --           --      23,088             --          --          --       23,088
Cash dividends ($.40 per share)              --           --     (14,117)            --          --          --      (14,117)
90,611 shares of capital stock
     issued under incentive plans            91        1,229          --             --          --        (139)       1,181

Change in foreign currency
     translation                             --           --          --           (278)         --          --         (278)
1,564,203 shares issued
     for acquisitions                     1,564       21,945          --             --          --          --       23,509
96,477 restricted shares
     forfeited                               --           --          --             --      (1,340)      1,340           --
Purchase of 9,534 shares                     --           --          --             --        (151)         --         (151)
                                       --------   ----------   ---------    -----------    --------    --------     --------
BALANCE, DECEMBER 31, 1997             $ 37,977   $  210,734   $ 112,451    $       133    $(26,924)   $ (2,470)    $331,901
============================================================================================================================


The accompanying notes are an integral part of the financial statements.

QUAKER STATE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Quaker State Corporation and Subsidiaries (the "Company") is principally a producer of motor oil and lubricants for passenger cars, fleets, commercial and industrial applications. The Company also is a manufacturer and marketer of products and services in the automotive aftermarket and offers a full range of high-quality automotive chemical treatment, appearance, accessory and air freshener products. The Company's products are sold primarily to distributors and national and regional retailers.

a. BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Quaker State Corporation and all of its subsidiaries more than 50% owned. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Actual results could differ from those estimates.

b. CASH EQUIVALENTS: The Company considers all highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

c. INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis for manufactured products. For other inventories, such as purchased finished lubricating oils and purchased automotive aftermarket products, cost is determined on the first-in, first-out ("FIFO") basis.

d. DEPRECIATION, AMORTIZATION AND VALUATION OF INTANGIBLES: Depreciation is recorded on a straight-line basis. Goodwill, brands and other intangible assets are amortized on a straight-line basis. When factors indicate an intangible asset may not be recoverable, the Company evaluates the related undiscounted future cash flows compared to the carrying value of the intangible asset to determine if an impairment exists. The following table summarizes the years over which significant assets are generally depreciated or amortized:

      Fast lube, office and other equipment             3 to 10 years
      Software and other intangible assets              3 to 10 years
      Fast lube rental properties and improvements      5 to 20 years
      Buildings and improvements                       20 to 40 years
      Goodwill and brands                              20 to 40 years

e. FOREIGN CURRENCY TRANSLATION: For all foreign operations, the functional currency is the local currency. The assets and liabilities of the Company's foreign operations are translated into U.S. dollars using current exchange rates. Income statement items are translated at average exchange rates prevailing during the period. Exchange gains or losses are not material.

f. ADVERTISING COSTS: Advertising costs are expensed as incurred. Advertising costs were $129.3 million, $122.2 million, and $91.8 million in 1997, 1996, and 1995, respectively.

g. ENVIRONMENTAL EXPENDITURES: Costs in connection with compliance and monitoring of compliance with existing environmental regulations as they relate to ongoing operations are expensed or capitalized as appropriate. Costs associated with remediation and reclamation efforts resulting from prior operations are recorded no later than at the completion of an environmental site assessment. A liability is recorded earlier if it is probable that a liability exists and a cost can be reasonably estimated. All cleanup estimates are based on current technology and are on an undiscounted basis. Actual results could differ from those estimates.

h. INCOME TAXES AND INVESTMENT CREDIT: The Company uses the liability method of accounting for income taxes. The Company accounts for investment credit on the deferral method which recognizes the investment credit as a reduction of the provision for income taxes over the life of the related assets.

i. EARNINGS PER SHARE: As of December 31, 1997, the Company adopted Statement of financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." This statement establishes new standards for computing and presenting earnings per share. The adoption of the SFAS No. 128 did not have a material impact on the Company's earnings per share. Basic earnings per share and diluted earnings per share are based on the weighted average number of shares of capital stock outstanding and capital stock equivalents. The difference between basic and diluted weighted average shares of capital stock outstanding is due to outstanding capital stock options.

2.  ACQUISITIONS:

In 1997, the Company acquired substantially all the net assets of Auto-Shade, L.L.C. and Auto-Shade (Overseas) L.L.C. ("Axius") for $51.3 million in cash. The acquisition resulted in $40.5 million of goodwill, brands and other intangible assets. In connection with the acquisition, the Company recorded reserves of $2.4 million primarily related to severance and facility exit costs. In addition, the Company acquired substantially all the stock of Rain-X Corporation ("Rain-X") for $23.2 million in cash, the issuance of 1,104,203 shares of capital stock with a market value of $16.8 million, and the payment of $1.8 million to satisfy certain indebtedness. The acquisition resulted in $40.1 million of goodwill, brands and other intangible assets. Additional consideration may be payable by the Company depending upon the sales performance of Rain-X products during the next 15 years.

The Company also made various other acquisitions in 1997 for $33.5 million in cash, 460,000 shares of capital stock with a market value of $6.7 million and a note payable for $10.3 million. These acquisitions resulted in $48.6 million of goodwill, brands and other intangible assets.

In 1996, the Company acquired all the stock of Blue Coral, Inc. ("Blue Coral") for $43.5 million in cash, the issuance of 2,956,328 shares of capital stock with a market value of $43.5 million, and the payment of $27.9 million to satisfy certain Blue Coral indebtedness. The acquisition resulted in $84.7 million of goodwill, brands and other intangible assets. In 1996, the Company sold one of the Blue Coral businesses for $7.2 million in cash. Also in 1996, the Company acquired all the stock of Medo Industries, Inc. and its affiliated companies ("Medo") for $142.3 million in cash and the payment of $17.7 million to satisfy certain Medo indebtedness. The acquisition resulted in $145.9 million of goodwill, brands and other intangible assets.

In 1995, the Company acquired all the stock of Slick 50, Inc. ("Slick 50") for $22.6 million in cash, the issuance of 1,260,403 shares of capital stock with a market value of $19.5 million, and the payment of $11 million to satisfy certain Slick 50 indebtedness. In December 1996, under performance consideration terms of the Merger Agreement, additional consideration of 354,374 shares of capital stock with a market value of $6 million was paid to the former Slick 50 stockholders. The total goodwill, brands and other intangible assets resulting from the Slick 50 acquisition was $82.1 million.

The following summary is prepared on a pro forma basis as though Axius, Rain-X, Blue Coral and Medo had been acquired as of January 1, 1996 and Truck-Lite Co., Inc. ("Truck-Lite") was sold as of January 1, 1996 (see Note 5) after including the impact of adjustments, such as amortization of goodwill, brands and other intangible assets, interest expense and related tax effects.

(unaudited, in thousands except per share amounts)       1997           1996
--------------------------------------------------------------------------------
Revenues                                              $1,245,338     $1,282,043
Income from continuing operations                         (5,806)        13,882
Income per share from continuing operations                 (.16)           .39
================================================================================

The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combining the operations.

3. RESTRUCTURING, SYSTEMS INTEGRATION AND OTHER SPECIAL CHARGES:
Restructuring, systems integration and other special charges consists of:

(in thousands)                                     1997       1996       1995
-------------------------------------------------------------------------------

Restructuring and integration:
   Severance and other employee related costs    $10,097    $ 1,753     $11,556
   Facility closure and other costs                9,604         --      11,044
Systems integration                                5,579         --          --
Refinery write-down and related exit costs         5,587     15,380          --
Environmental charges                              8,612         --          --
Pension obligations                                4,437         --          --
Asset write-downs and other                        4,495      2,427          --
Gain on settlement of long-term receivable            --     (5,053)         --
Settlement of class action lawsuit                    --         --       4,400
                                                 -------    -------     -------
Total                                            $48,411    $14,507     $27,000
===============================================================================

In 1997, the Company announced plans to restructure its organization, integrate recent acquisitions and manufacturing and distribution facilities and consolidate management and administrative activities. A charge of $19.7 million ($12 million after tax) was recorded in the fourth quarter of 1997, which primarily related to employee severance and employee benefit reserves, the write-down of various facilities to net realizable value and other facility exit costs for certain manufacturing and distribution facilities. The restructuring includes a reduction of approximately 200 selling, operational and administrative positions at the affected units. The restructuring program is expected to be completed by 1999. In connection with the restructuring, the Company is implementing SAP information systems. The Company incurred $5.6 million ($3.4 million after tax) in 1997 in connection with the implementation of the SAP information systems. The implementation is scheduled to be completed by 1999. The Company also incurred $4.9 million of capital expenditures in 1997 relating to licenses and hardware in connection with the implementation of the SAP information systems.

In 1997, the Company sold its West Virginia refinery and related inventory for $34.8 million in cash and a $5 million note receivable. The sale resulted in a charge of $5.6 million ($3.4 million after tax) primarily related to certain contractual obligations and other exit costs. In the fourth quarter, the Company conducted various environmental studies at formerly owned refineries which resulted in an $8.6 million ($5.3 million after tax) increase in the Company's environmental reserves. The Company also recognized a $4.4 million ($2.7 million after tax) charge in connection with previously unrecorded pension obligations, which were not material to any previous year, and $4.5 million ($2.8 million after tax) in connection with the write-down of certain assets to net realizable value.

In 1996, the Company recorded pretax charges of $19.5 million ($12.4 million after tax) primarily related to the write-down of certain assets to net realizable value and restructuring costs. The asset write-downs related primarily to the Company's decision to sell its West Virginia refinery. Additionally, the Company settled a $19.5 million long-term receivable for $24.5 million, resulting in a pretax gain of $5 million ($3.1 million after tax).

In 1995, the Company recognized pretax costs and expenses associated with the restructuring and relocation of the motor oil division and corporate headquarters of $22.6 million ($13.8 million after tax) and settled a class action lawsuit for $4.4 million ($2.7 million after tax).

4.  INCOME TAXES:

Income (loss) before income taxes from continuing operations consists of:

(in thousands)                      1997        1996       1995
---------------------------------------------------------------------
Domestic                         $(12,929)    $14,456    $(5,745)
Foreign                             1,540       3,095         22
                                 --------     -------    -------
Total                            $(11,389)    $17,551    $(5,723)
                                 =========    =======    =======

The components of the provision for (benefit from) income taxes from continuing operations are as follows:

(in thousands)                               1997        1996         1995
---------------------------------------------------------------------------
Current:
          Federal                         $  8,700    $ 21,100     $ 5,800
          State                              2,400       2,800       1,300
          Foreign                            1,400       1,400         700
Deferred:
          Federal                          (14,700)    (15,200)     (7,200)
          State                             (1,700)     (1,900)     (1,300)
          Foreign                             (100)       (100)       (600)
          Tax credits amortized                 --        (200)       (200)
                                          --------    --------     -------
Total                                     $ (4,000)   $  7,900     $(1,500)
===========================================================================

A reconciliation from the federal statutory tax rate to the effective tax rate for continuing operations follows:


(% of pretax income)                         1997     1996     1995
--------------------------------------------------------------------
Federal statutory tax expense (benefit)      (35.0)   35.0    (35.0)
Goodwill amortization                          7.6     4.6     12.2
Investment credit                               --    (1.0)    (2.7)
Other tax credits                             (6.3)   (3.6)    (6.5)
State and foreign income taxes                 (.8)    4.0     (1.2)
Other, net                                     (.6)    6.0      7.0
                                             -----    ----    -----
Effective tax rate                           (35.1)   45.0    (26.2)
====================================================================

The deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:

(in thousands)                        1997        1996
--------------------------------------------------------
Deferred tax assets:

     Employee benefits               $58,373     $57,966
     Environmental reserves            9,087       7,789
     Other                            21,219      26,746
                                     -------     -------
Gross deferred tax asset              88,679      92,501
Valuation allowance                     (274)       (322)
                                     -------     -------
Total deferred tax assets             88,405      92,179
                                     -------     -------
Deferred tax liabilities
     Depreciation                     13,834      25,656
     Other                             5,654      10,708
                                     -------     -------
Total deferred tax liabilities        19,488      36,364
                                     -------     -------
Net deferred tax assets              $68,917     $55,815
========================================================

5.  DISCONTINUED OPERATIONS:

In 1997, the Company sold Truck-Lite for $82 million. Accordingly, the operating results of Truck-Lite have been reported as discontinued operations in the accompanying Consolidated Statement of Income for the three years ended December 31, 1997. The sale resulted in a gain on disposition of $27.5 million, net of taxes of $17.6 million. Additionally, the net assets of Truck-Lite are reported as discontinued operation assets in the Consolidated Balance Sheet as of December 31, 1996. Condensed income statements relating to Truck-Lite's operations for the ten months ended October 31, 1997, and the years ended December 31, 1996 and 1995 are presented below:

(in thousands)                             1997      1996      1995
--------------------------------------------------------------------
Revenues                                 $78,977   $86,521   $90,424
Costs and expenses                        71,457    79,849    80,651
                                         -------   -------   -------
Income before income taxes                 7,520     6,672     9,773
Provision for income taxes                 2,950     2,600     3,800
                                         -------   -------   -------
Income from discontinued operations      $ 4,570   $ 4,072   $ 5,973
====================================================================

Additionally in 1997, the Company recognized a charge of $2.7 million ($1.6 million after tax) relating to additional reserves associated with the Company's previously discontinued coal and exploration and production businesses. These reserves related to asset write-downs to net realizable value and environmental obligations retained by the Company.

In 1995, the Company sold the assets of its Natural Gas Exploration and Production division ("E&P") for $67.7 million. The sale resulted in a gain on disposition of $12 million, net of taxes of $7.5 million. Condensed income statements relating to the E&P operations for the seven months ended July 31, 1995 are presented below:


(in thousands)                            1995
-----------------------------------------------
Revenues                                $14,641
Costs and expenses                       12,617
                                        -------
Income before income taxes                2,024
Provision for income taxes                  230
                                        -------
Income from discontinued operations     $ 1,794
===============================================

6.  INVENTORIES:

Inventories consist of:

(in thousands)                                   1997      1996
----------------------------------------------------------------
Lubricants and related materials               $59,242   $76,462
Consumer products                               31,579    21,060
                                               -------   -------
Total                                          $90,821   $97,522
================================================================

The reserve to reduce the carrying value of inventories from current costs to the LIFO basis amounted to $7.5 million and $17.8 million in 1997 and 1996.

At December 31, 1997 and 1996, $24.5 million and $39.3 million, respectively, of inventories were valued on the LIFO basis. Certain inventory quantities were reduced resulting in liquidations of LIFO inventory which increased net income by $2 million or $.06 per share in 1997, $650,000 or $.02 per share in 1996 and $1.3 million or $.04 per share in 1995.

7.  PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment consist of:

(in thousands)                                     1997       1996
--------------------------------------------------------------------
Lubricants and lubricant services:
    Marketing                                    $181,904   $166,551
    Refining                                           --    101,498
    Fast lube                                     193,323    147,853
Consumer products                                  20,848     15,634
                                                 --------   --------
                                                  396,075    431,536
Less:  Accumulated depreciation                   149,002    221,071
                                                 --------   --------
Total                                            $247,073   $210,465
====================================================================

Depreciation expense was $24 million, $24 million, and $25 million in 1997, 1996, and 1995, respectively.

8.  GOODWILL, BRANDS AND OTHER ASSETS:

Goodwill, brands and other assets consist of:

(in thousands)                                                               1997         1996
------------------------------------------------------------------------------------------------

Goodwill, net of accumulated amortization of $18,237 and $11,003             $346,968   $251,155
Brands, net of accumulated amortization of $5,989 and $2,885                  141,865    113,715
Other intangible assets, net of accumulated amortization
     of $19,357 and $12,544                                                    22,903     21,510
Net deferred tax asset                                                         62,725     50,259
Notes receivable                                                               21,521     18,228
Other                                                                           8,912     13,844
                                                                             --------   --------
Total                                                                        $604,894   $468,711
================================================================================================

9.  ACCRUED LIABILITIES:

Accrued liabilities include accrued income taxes, restructuring reserves and marketing accruals of $12.6 million, $15.9 million and $14.7 million, respectively, at December 31, 1997 and $1.8 million, $458,000 and $14.8 million, respectively, at December 31, 1996.

10.  LONG-TERM DEBT AND FINANCIAL INSTRUMENTS:

Long-term debt consists of:

(in thousands)                                                                 1997       1996
------------------------------------------------------------------------------------------------
6.625% Notes due 2005, net of discount                                       $ 99,518   $ 99,458
Variable rate revolving credit agreements                                     328,000    292,000
Other, 2.5% to 8.5% due in various installments through 2005                   13,157      9,365
                                                                             --------   --------
                                                                              440,675    400,823
Less:  Payments due within one year                                            11,477     17,204
           Debt to be refinanced                                                   --    142,000
                                                                             --------   --------
Total                                                                        $429,198   $241,619
================================================================================================

As of December 31, 1997, the Company had available $430 million of committed revolving credit agreements. The credit agreements provide for various borrowing rate options and expire from 1998 to 2002. The weighted-average interest rate on borrowings on these credit agreements as of December 31, 1997 was 6.22%. The credit agreements contain various covenants pertaining to financial ratios and interest coverage.

In 1995, the Company issued $100 million of 6.625% Notes due 2005. A portion of the proceeds of these notes was used to retire $50 million of 8.73% Senior Notes due 2002. In connection with the early retirement of the notes, the Company paid a premium of $6.5 million and wrote off $300,000 of unamortized debt issuance costs. These transactions resulted in the extraordinary charge of $4.1 million, net of tax benefits of $2.7 million.

The aggregate long-term debt maturing in the next five years is as follows:
1998-$11.5  million;  1999-$600,000;  2000-$160,000;  2001-$160,000;  2002-$328
million.

The fair value of debt at December 31, 1997 was $441 million and for other financial instruments the fair value does not materially differ from the value reflected in the financial statements. The fair value of the instruments was based upon quoted market prices of the same or similar instruments or on a discounted basis using the rates available to the Company for instruments of similar maturity.

11.  OTHER LONG-TERM LIABILITIES:

Other long-term liabilities consist of:

(in thousands)                                     1997      1996
--------------------------------------------------------------------
Postretirement benefits                          $ 99,580   $ 97,955
Environmental reserves                             19,881     13,203
Discontinued coal liabilities                      44,946     46,248
Other                                              31,839     17,635
                                                 --------   --------
Total                                            $196,246   $175,041
====================================================================

12.  COMMITMENTS, CONTINGENCIES AND RELATED PARTIES:

The Company has operating leases in effect for equipment and facilities with initial terms ranging from 2 to 20 years, with renewal options generally being available. Future minimum annual rentals, net of estimated sublease rentals under operating leases of $26.2 million, during each of the next five years are:
1998-$18 million; 1999-$17.4 million; 2000-$15.7 million; 2001-$13.2 million;
2002-$12.2 million and thereafter $73.6 million.

Rental expenses amounted to $28.1 million, $20.7 million, and $16.4 million for 1997, 1996, and 1995, respectively, net of sublease rentals of $4 million, $3.4 million, and $3.3 million for 1997, 1996, and 1995, respectively.

The Company leases certain real property from a company that is owned, in part, by a director and employee of the Company. The Company paid $439,000, $465,000, and $1.5 million in 1997, 1996, and 1995, respectively, for rental of the property.

The Company regularly purchases lubricant stocks from a company, the president of which is a director of the Company. The Company purchased $709,000, $3.3 million, and $1.6 million in 1997, 1996 and 1995, respectively for lubricant stocks.

The Company retained an advertising firm of which a director of the Company was the vice chairman. The Company paid $14.9 million and $1.2 million in 1997 and 1996 for advertising and services.

In 1996, the Company entered into a long-term lube base stock supply agreement with a major oil company. This agreement requires the Company to purchase a certain volume of lube base stock based on a price formula.

In December 1996, the Company paid $24.8 million for 1,550,934 shares of its capital stock to a former owner of Blue Coral, who was a director of the Company, and to an affiliated trust.

In 1993, the United States commenced a lawsuit against the Company alleging that the Company violated the federal Resource Conservation and Recovery Act and the federal Clean Air Act at the West Virginia refinery. In 1996, a $2.9 million settlement was reached that required the Company to pay a cash penalty and complete certain supplemental environmental projects. In addition, the Company was required to make certain capital improvements to the facility. The Company incurred $12.2 million in 1997 in connection with these capital expenditures. The Company sold the refinery in 1997 (see Note 3) but retained certain past environmental liabilities associated with this facility. The Company expects to complete the projects required by the environmental settlement in 1998. All costs to complete these projects are provided for in the Company's environmental reserves.

The Company has received notices from the United States Environmental Protection Agency ("USEPA") and others that it is a potentially responsible party relative to certain waste disposal sites identified by the USEPA and that it may be required to share in the cost of clean-up. The Company anticipates some liability for long-term remediation at formerly owned facilities including four refineries and various coal operations.

At December 31, 1997, the Company had $28.2 million accrued for all environmental matters which are probable and can be reasonably estimated. The Company currently expects most of these costs to be paid over the next five to ten years.

In 1996, the Federal Trade Commission ("FTC") filed an administrative proceeding seeking an order that Slick 50 cease from making certain product claims and refrain from making other product claims without adequate substantiation. In addition, class action suits were filed against Slick 50 alleging false, misleading, deceptive and/or unsubstantiated claims relating to Slick 50(R) engine treatment. These actions seek damages on behalf of the purported classes. In December 1997, the FTC approved and entered a consent decree settling the administrative proceeding. The consent decree includes restrictions on the future advertising of Slick 50(R) products and an agreement by the FTC not to seek consumer redress provided Slick 50 makes available at least $10 million in consumer redress in the form of coupons, refunds or free products for former purchasers of Slick 50 products. The Company has reached a tentative settlement with counsel in all of the above actions except one, under which the Company would make available to class members $20 million in cash rebates usable against future purchases of a variety of the products or services of the Company and its subsidiaries and to pay attorneys' fees to counsel for the class as approved by the court but not in any event to exceed $3.25 million. The Company will also pay all costs of notice and settlement administration. The tentative settlement will be presented for approval to the District Court for Dallas County, Texas. The tentative settlement of the class action suits would fulfill the consumer redress requirements under the FTC consent decree.

Contingent liabilities of an indeterminate amount exist in connection with suits and claims arising in the ordinary course of business.

In the opinion of management, all matters discussed above are adequately accrued for or covered by insurance or, if not so provided for, are without merit or the disposition is not anticipated to have a material effect on the Company's financial position; however, one or more of these matters could have a material effect on future quarterly or annual results of operations or cash flow when resolved.

13.  STOCK OPTIONS AND MANAGEMENT COMPENSATION:

The Company has various stock option, incentive and award plans. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for stock options issued under the plans. Had compensation cost for the Company's plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation" the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


(in thousands, except per share amount)           1997      1996
-----------------------------------------------------------------
Net income                                     $ 21,308   $13,225
Earnings per share                                  .61       .38
=================================================================

Under current plans, 6,285,836 shares have been authorized for issuance. Collectively, these plans include stock options, stock appreciation rights, cash payment rights, restricted shares, performance shares and other share awards. Under these plans, options have been granted to employees and non-employee directors to purchase capital stock at a price no less than 100% of the fair market value on the date of grant. Options granted may not be exercised for at least six months from the date of grant and all options must be exercised within ten years of the date granted.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996, and 1995: expected volatility of 26%, risk-free interest rates of 6%, and expected lives of 3.5 years. A dividend yield of 2.6%, 2.4%, and 2.4% was assumed for 1997, 1996, and 1995, respectively. A summary of the status of the Company's stock option plans is presented below:

                                                         1997                     1996                       1995
                                                   -----------------------------------------------------------------------
                                                              Weighted-                Weighted-                 Weighted-
                                                              Average                  Average                   Average
                                                              Exercise                 Exercise                  Exercise
                                                   Shares     Price       Shares       Price        Shares       Price
--------------------------------------------------------------------------------------------------------------------------
OUTSTANDING,  BEGINNING OF YEAR                  1,770,348     $14.52   1,988,950    $    14.71    1,607,071    $    14.65
Granted
  Option price equal to market value             1,492,750     $14.57     223,500    $    14.43      436,500    $    14.22
  Option price greater than
   market value                                     90,000     $19.50     125,000    $    16.81       50,000    $    21.74
Exercised                                          (66,400)    $12.56    (179,551)   $    12.61      (64,201)   $    12.40
Canceled or expired                               (136,800)    $16.99    (387,551)   $    17.20      (40,420)   $    19.07
--------------------------------------------------------------------------------------------------------------------------
OUTSTANDING,  END OF YEAR                        3,149,898     $14.62   1,770,348    $    14.52    1,988,950    $    14.71
==========================================================================================================================

                                                                                           1997         1996          1995
--------------------------------------------------------------------------------------------------------------------------
Weighted-average fair value of options
  granted during the year
     Option price equal to market value                                              $     3.18        $3.22    $     3.18
     Option price greater than market value                                          $     2.82        $2.31    $     1.79
Options exercisable at December 31                                                    2,431,523    1,430,348     1,168,950
Shares available for option                                                           2,236,962      134,833       420,604
Capital stock reserved                                                                5,720,720    2,357,881     2,409,554
==========================================================================================================================

The following table summarizes information about the Company's stock options outstanding at December 31, 1997:

                                  Options Outstanding                        Options Exercisable
----------------------------------------------------------------------------------------------------------
                                        Weighted-
                                        Average             Weighted-                          Weighted-
   Range of             Number          Remaining            Average           Number           Average
Exercise Prices      Outstanding      Contract Life       Exercise Price    Exercisable     Exercise Price
-----------------------------------------------------------------------------------------------------------
$10.19-$14.00          1,068,198           6.53              $ 13.08           993,698          $ 13.07
$14.06-$14.50          1,124,250           8.96              $ 14.26           639,875          $ 14.26
$14.63-$23.81            957,450           7.18              $ 16.77           797,950          $ 16.92
-----------------------------------------------------------------------------------------------------------
$10.19-$23.81          3,149,898           7.60              $ 14.62         2,431,523          $ 14.64
===========================================================================================================

In 1997, 1996, and 1995, the Company issued 31,621, 45,000 and 72,845, respectively, restricted shares with weighted-average fair values of $15.81, $14.00 and $14.48 to certain key employees. Effective December 31, 1996, 96,477 performance restricted shares that had been issued in 1994 and 1995 were canceled due to the non-achievement of certain three year performance goals resulting in a credit to compensation expense of $1.2 million. The total impact to compensation expense (benefit) for restricted stock awards was $309,000, $(291,000), and $842,000 for 1997, 1996, and 1995, respectively.

14.  EMPLOYEE BENEFIT PLANS:

The Company has noncontributory pension plans covering substantially all of its corporate and Lubricants and Lubricant Services employees. Plans covering substantially all of the salaried employees provide pension benefits that are generally based on the employees' compensation and length of service. Plans covering hourly employees provide benefits of stated amounts for each year of service. The Company's funding policy is based on an actuarially determined cost method allowable under statutory regulations.

Net pension cost for 1997, 1996, and 1995 is summarized below:

(in thousands)                                       1997        1996        1995
------------------------------------------------------------------------------------
Service cost benefits earned during the period      $  2,401    $  2,496    $  2,886
Interest cost                                         10,207       9,668       9,629
Actual return on assets                              (13,025)    (11,543)    (22,791)
Net amortization and deferral                           (341)       (858)     11,121
                                                    --------    --------    --------
Total pension (benefit) costs (a)                   $   (758)   $   (237)   $    845
====================================================================================

a. 1997 excludes $600,000 curtailment loss and $800,000 of special termination benefits due to the sale of the West Virginia refinery and $1 million curtailment gain due to the sale of Truck-Lite. 1995 excludes $1.8 million and $800,000 curtailment gain and $3 million and $500,000 cost of special termination benefits due to restructuring and sale of E&P.

The funded status of the plans at December 31, 1997 and 1996 follows:


                                                         1997                                1996
                                            ------------------------------------------------------------------
                                            Assets Exceed      Accumulated      Assets Exceed     Accumulated
                                             Accumulated     Benefits Exceed     Accumulated        Benefits
(in thousands)                                 Benefits           Assets           Benefits      Exceed Assets
---------------------------------------------------------------------------------------------------------------

Vested benefit obligation                        $129,456            $ 4,189         $125,171          $ 1,013
                                                 ========            =======         ========          =======
Accumulated benefit obligation                    136,775              5,547          130,601            1,087
                                                 ========            =======         ========          =======
Projected benefit obligation                      144,942              5,835          139,438            1,308
Plan assets at fair value, primarily
     pooled separate accounts                     156,456                 --          145,468               --
                                                 --------            -------         --------          -------
Projected benefit obligation less than
    (in excess of) plan assets                     11,514             (5,835)           6,030           (1,308)
Prior service cost not yet recognized
     in net periodic pension cost                   2,699                 80            4,085               98
Unrecognized net loss                               2,297                 30            8,181               67
Unrecognized transition asset                      (6,280)               138           (7,987)             184
Minimum liability adjustment                           --               (248)              --             (349)
                                                 --------            -------         --------          -------
Prepaid pension cost (liability)
     recognized in the balance sheet             $ 10,230            $(5,835)        $ 10,309          $(1,308)
===============================================================================================================

Significant assumptions used in determining net pension costs and related pension obligations are:

December 31,                                     1997   1996   1995
-------------------------------------------------------------------
Discount rate                                    7.0%   7.5%   7.0%
Rate of increase in compensation levels          4.0%   4.0%   4.0%
Expected long-term rate of return on assets      9.0%   9.0%   9.0%
===================================================================

The Company has certain defined contribution plans including a Thrift and Stock Purchase Plan and an Employee Stock Ownership Plan. The cost of these plans was $1.8 million, $1.2 million, and $1.2 million in 1997, 1996, and 1995, respectively.

In addition to providing pension benefits, the Company provides health care and life insurance benefits for active and retired employees of certain subsidiaries. These plans are unfunded, and the Company retains the right to modify or eliminate these benefits.

The components of periodic expense for postretirement benefits in 1997, 1996 and 1995 were as follows:

(in thousands)                                      1997       1996       1995
--------------------------------------------------------------------------------
Service costs of benefits earned                   $1,609     $1,660    $  697
Interest cost on liability                          6,928      7,201     7,565
Amortization of (gain) loss                          (387)       477       129
                                                   ------     ------    ------
Net periodic postretirement benefit cost (a)       $8,150     $9,338    $8,391
==============================================================================

a. 1997 excludes $800,000 of curtailment gain due to sale of West Virginia refinery. 1995 excludes $600,000 and $800,000 cost of curtailment due to restructuring and sale of E&P.

The status of the plans at December 31, 1997 and 1996 follows:

(in thousands)                                              1997        1996
--------------------------------------------------------------------------------
Retirees                                                  $ 91,139   $ 90,526
Fully eligible active participants                           3,165      3,848
Other active participants                                    8,562      7,500
                                                          --------   --------
Accumulated postretirement benefit obligation (APBO)       102,866    101,874
Unrecognized net gain                                        1,714      1,081
                                                          --------   --------
Accrued postretirement benefit costs                      $104,580   $102,955
=============================================================================

For measurement purposes, a 7% annual rate of increase in the per capita claims cost was assumed for 1997, declining gradually to 5% by the year 2001 and thereafter. The health care cost trend rate assumption has a significant effect on the APBO and net periodic benefit costs. A 1% increase in the trend rate for health care costs would have increased the APBO at December 31, 1997 by 12% and 1997 service and interest costs by 14%.

Significant assumptions used in determining postretirement benefit expenses and accumulated postretirement benefit obligations are:

December 31,                                                       1997          1996       1995
-------------------------------------------------------------------------------------------------
Discount rate                                                        7.0%         7.5%        7.0%
Rate of increase in compensation levels                              4.0%         4.0%        4.0%
=================================================================================================

15.  SUPPLEMENTAL CASH FLOW INFORMATION:

(in thousands)                                                      1997         1996        1995
--------------------------------------------------------------------------------------------------
Cash paid during the year for:
     Interest, net of amounts capitalized                       $ 26,536     $ 11,645    $  6,911
     Income taxes                                                 12,401       11,961      30,562
==================================================================================================
Noncash investing and financing activities:
     Capital stock issued for acquisitions (Note 2)             $ 23,509     $ 49,458    $ 19,536
     Debt issued for acquisition (Note 2)                         10,312           --          --
     Notes received in sale of assets                              9,305           --          --
     Capital stock issued under incentive plans (Note 13)            753          344       1,055
==================================================================================================
Details of acquisitions (Note 2):
     Fair value of assets acquired                              $158,501     $305,915    $ 79,486
     Liabilities assumed                                         (14,894)     (21,560)    (26,289)
     Debt issued                                                 (10,312)          --          --
     Stock issued                                                (23,509)     (49,458)    (19,536)
                                                                --------     --------    --------
     Cash paid                                                   109,786      234,897      33,661
     Less:  cash acquired                                           (894)        (791)     (2,653)
                                                                ========     ========    ========
     Net cash paid for acquisitions                             $108,892     $234,106    $ 31,008
=================================================================================================

16.  SEGMENT INFORMATION:

The Company's operations are organized into two segments. The Lubricants and Lubricant Services segment produces and markets lubricants and provides fast service automobile oil changes through the Company's Q Lube subsidiary. The Company's Consumer Products segment consists of operations from its recent acquisitions (see Note 2) of Slick 50, Blue Coral, Medo, Axius and Rain-X. The Consumer Products segment manufactures and markets automotive aftermarket products, including automotive chemicals, car appearance and air freshener products. Intersegment sales are at market. Corporate assets consist principally of deferred tax assets, cash and cash equivalents and assets not identifiable with the operations of a segment.


(in thousands)                                     1997           1996          1995
---------------------------------------------------------------------------------------
Revenues (a)
Lubricants and lubricant services               $  914,682     $  972,390     $906,158
Consumer products                                  287,594        143,929       39,962
Intersegment sales                                  (8,305)        (2,815)        (862)
                                                ----------     ----------     --------
                                                $1,193,971     $1,113,504     $945,258
======================================================================================
Operating Profits
Lubricants and lubricant services               $   33,703     $   46,061     $ 39,868
   Restructuring, systems integration and
     other special charges (Note 3)                (26,980)       (17,871)     (17,800)
                                                ----------     ----------     --------
Total lubricants and lubricant services              6,723         28,190       22,068
                                                ----------     ----------     --------
Consumer products                                   44,658         14,383        2,880
   Restructuring, systems integration and
     other special charges (Note 3)                (13,833)          (239)          --
                                                ----------     ----------     --------
Total consumer products                             30,825         14,144        2,880
                                                ----------     ----------     --------
Total operating profits                             37,548         42,334       24,948
Corporate income                                       912          3,013        5,523
Gain on sale of joint venture interests              3,517             --           --
Interest expense                                   (26,913)       (12,609)      (7,178)
Corporate expenses                                 (18,855)       (18,790)     (19,816)
   Restructuring, systems integration and
     other special charges (Note 3)                 (7,598)         3,603       (9,200)
                                                ----------     ----------     --------
Total corporate expenses                           (26,453)       (15,187)     (29,016)
                                                ----------     ----------     --------
Income (loss) from continuing operations
     before income taxes                        $  (11,389)    $   17,551     $ (5,723)
======================================================================================
Identifiable Assets
Lubricants and lubricant services               $  575,554     $  505,236     $448,674
Consumer products                                  482,896        375,892       78,794
Discontinued operations                              1,851         36,798       35,543
                                                ----------     ----------     --------
                                                 1,060,301        917,926      563,011
Corporate                                          109,414        111,083      144,640
                                                ----------     ----------     --------
                                                $1,169,715     $1,029,009     $707,651
======================================================================================

a. In 1997, 1996, and 1995, sales to one customer and its affiliated companies totaled 19%, 19%, and 18%, respectively, of consolidated revenues.

(in thousands)                                  1997       1996       1995
----------------------------------------------------------------------------
Capital Expenditures
Lubricants and lubricant services              $63,040    $53,519    $39,363
Consumer products                                5,529      2,100         --
Discontinued operations                          2,616      4,504      5,767
                                               -------    -------    -------
                                               $71,185    $60,123    $45,130
============================================================================
Depreciation, Depletion and Amortization
Lubricants and lubricant services              $27,531    $27,668    $27,940
Consumer products                               13,735      8,113      2,520
Discontinued operations                          2,819      2,797      7,870
                                               -------    -------    -------
                                               $44,085    $38,578    $38,330
============================================================================

17.  QUARTERLY RESULTS (UNAUDITED):

                                                                   Quarters Ended 1997
                                           ---------------------------------------------------------------
(in thousands,
 except per share data)                    March 31,     June 30,   September 30,  December 31,    Total
----------------------------------------------------------------------------------------------------------
Revenues                                   $294,353      $319,274   $303,356       $276,988     $1,193,971
Gross profit (a)(b)(c)                      102,594       115,432    103,355         62,862        384,243
Income (loss) from continuing operations      5,771         7,567      3,832        (24,559)        (7,389)
Income from discontinued operations           1,094         1,277      1,477         26,629         30,477
Net income                                 $  6,865      $  8,844   $  5,309       $  2,070     $   23,088
==========================================================================================================
Per share:
Income (loss) from continuing operations   $    .17      $    .21   $    .11       $   (.69)    $     (.21)
Income from discontinued operations             .03           .04        .04            .75            .87
Net income                                      .20           .25        .15            .06            .66
Dividends                                  $    .10      $    .10   $    .10       $    .10     $      .40
==========================================================================================================

a. Gross profit equals total sales and operating revenues less cost of sales and operating costs (excluding depreciation and amortization) and restructuring, systems integration and other special charges.

b. Gross profit for the fourth quarter of 1997 was impacted positively by the effect of LIFO liquidations of $3.1 million.

c. Gross profit for the third and fourth quarters was impacted negatively by the effect of special charges of $5.3 million, and $43.1 million, respectively.


                                                                   Quarters Ended 1996
                                           ---------------------------------------------------------------
(in thousands,
 except per share data)                    March 31,     June 30,   September 30,  December 31,    Total
----------------------------------------------------------------------------------------------------------
Revenues                                   $255,251      $279,092   $289,197       $289,964     $1,113,504
Gross profit (a)(b)(c)                       84,586        80,681     93,948         79,870        339,085
Income (loss) from continuing operations      4,479         5,945      5,826         (6,599)         9,651
Income from discontinued operations           1,227         1,228        928            689          4,072
Net income (loss)                          $  5,706      $  7,173   $  6,754       $ (5,910)    $   13,723
==========================================================================================================
Per share:
Income (loss) from continuing operations   $    .13      $    .18   $    .16       $   (.18)    $      .28
Income from discontinued operations             .04           .04        .03            .02            .12
Net income (loss)                               .17           .22        .19           (.16)           .40
Dividends                                  $    .10      $    .10   $    .10       $    .10     $      .40
==========================================================================================================

a. Gross profit equals total sales and operating revenues less cost of sales and operating costs (excluding depreciation and amortization) and restructuring, systems integration and other special charges.

b. Gross profit for the second, third and fourth quarters of 1996 was impacted positively by the effect of LIFO liquidations of $300,000, $200,000 and $600,000, respectively.

c. Gross profit for the first, second, third and fourth quarters was impacted negatively by the effect of special charges of $470,000, $340,000 $90,000 and $13.6 million, respectively.

QUAKER STATE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Income

                                                              Quarter Ended                 Nine Months Ended
(in thousands except per share data, unaudited)            9/30/98     9/30/97             9/30/98      9/30/97
                                                          --------    --------            --------     --------
REVENUES
Sales and operating revenues                              $296,509    $303,356            $907,917     $916,983
Other, net                                                   3,531       1,132               6,111        4,551
                                                          --------    --------            --------     --------
                                                           300,040     304,488             914,028      921,534
                                                          --------    --------            --------     --------
COSTS AND EXPENSES
Cost of sales and operating costs                          183,340     194,710             551,836      590,311
Selling, general and administrative                         83,038      80,566             263,369      246,408
Depreciation and amortization                               12,612      10,350              35,392       30,303
Interest                                                     7,385       7,189              21,899       20,251
Systems integration, merger,
    restructuring and other special charges                 10,929       5,291              32,603        5,291
                                                          --------    --------            --------     --------
                                                           297,304     298,106             905,099      892,564
                                                          --------    --------            --------     --------
Income from continuing operations before
    income taxes                                             2,736       6,382               8,929       28,970
Provision for income taxes                                   1,750       2,550               4,550       11,800
                                                          --------    --------            --------     --------
Income from continuing operations                              986       3,832               4,379       17,170
Income from discontinued operations                             --       1,477                  --        3,848
                                                          --------    --------            --------     --------
NET INCOME                                                $    986    $  5,309            $  4,379     $ 21,018
                                                          ========    ========            ========     ========

PER SHARE (BASIC AND DILUTED)
Income from continuing operations                             $.03    $    .11                $.12     $    .49
Income from discontinued operations                             --         .04                  --          .11
                                                          --------    --------            --------     --------
NET INCOME                                                    $.03    $    .15                $.12     $    .60
                                                          ========    ========            ========     ========

Weighted average shares outstanding - Basic                 36,430      35,140              36,384       35,042
Weighted average shares outstanding - Diluted               36,675      35,453              36,829       35,256
                                                          ========    ========            ========     ========

Dividends paid per share                                      $.10    $    .10                $.30     $    .30
                                                          ========    ========            ========     ========

COMPREHENSIVE INCOME
Net income                                                $    986    $  5,309            $  4,379     $ 21,018
Foreign currency translation adjustment,
  net of tax                                                    56         188                (287)         271
                                                          --------    --------            --------     --------
Comprehensive income                                      $  1,042    $  5,497            $  4,092     $ 21,289
                                                          ========    ========            ========     ========

The accompanying notes are an integral part of the financial statements.

QUAKER STATE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Cash Flows



NINE MONTHS ENDED SEPTEMBER 30
(in thousands, unaudited)                                            1998         1997
                                                                   ---------   ----------

NET CASH PROVIDED BY OPERATING ACTIVITIES                          $  6,498    $  22,609
                                                                   --------    ---------
CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures                                                (28,494)     (45,087)
Proceeds from disposal of property and equipment and refinery         6,132       36,764
Acquisition of businesses, net of cash acquired                      (9,395)     (71,561)
Taxes paid on sale of discontinued operations                       (12,250)          --
Other, net                                                            1,300       (3,343)
                                                                   --------    ---------
     Net cash used in investing activities                          (42,707)     (83,227)
                                                                   --------    ---------
CASH FLOW FROM FINANCING ACTIVITIES
Dividends paid                                                      (10,914)     (10,492)
Proceeds from debt                                                   49,745      228,057
Payments on debt                                                     (7,239)    (171,465)
Other, net                                                            1,717           --
                                                                   --------    ---------
     Net cash provided by financing activities                       33,309       46,100
                                                                   --------    ---------
Net decrease in cash and cash equivalents                            (2,900)     (14,518)
Total cash and cash equivalents at beginning of period               20,205       31,224
                                                                   --------    ---------
TOTAL CASH AND CASH EQUIVALENTS AT END OF PERIOD                   $ 17,305    $  16,706
                                                                   ========    =========


The accompanying notes are an integral part of the financial statements.

QUAKER STATE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheet



                                                                       September 30,    December 31,
(in thousands, except share data)                                           1998            1997
                                                                       --------------   -------------
                                                                        (unaudited)
ASSETS
Current assets:
Cash and cash equivalents                                                 $   17,305      $   20,205
Accounts and notes receivable, less allowance of $4,947 and
     $4,696 in 1998 and 1997                                                 197,636         186,654
Inventories                                                                   98,012          90,821
Other current assets                                                          21,722          20,068
                                                                          ----------      ----------
   Total current assets                                                      334,675         317,748
                                                                          ----------      ----------
Property, plant and equipment, at cost                                       258,279         247,073
Goodwill, brands and other assets                                            598,906         604,894
                                                                          ----------      ----------
     TOTAL ASSETS                                                         $1,191,860      $1,169,715
                                                                          ==========      ==========
LIABILITIES
Current liabilities:
Accounts payable                                                          $   69,095      $   70,805
Accrued liabilities                                                          121,675         130,088
Debt payable within one year                                                   4,350          11,477
                                                                          ----------      ----------
   Total current liabilities                                                 195,120         212,370
                                                                          ----------      ----------
Long-term debt                                                               478,528         429,198
Other long-term liabilities                                                  189,541         196,246
                                                                          ----------      ----------
   Total liabilities                                                         863,189         837,814
                                                                          ----------      ----------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Capital stock $1.00 par value; authorized shares, 250,000,000;
   issued shares, 38,224,651 and 37,977,144 in 1998 and 1997                  38,225          37,977
Additional capital                                                           214,332         210,734
Retained earnings                                                            105,916         112,451
Cumulative foreign currency translation adjustment                              (154)            133
Treasury stock, at cost, 1,772,264 and 1,699,593 in 1998 and 1997            (28,152)        (26,924)
Unearned compensation                                                         (1,496)         (2,470)
                                                                          ----------      ----------
   Total stockholders' equity                                                328,671         331,901
                                                                          ----------      ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $1,191,860      $1,169,715
                                                                          ==========      ==========

The accompanying notes are an integral part of the financial statements.

QUAKER STATE CORPORATION AND SUBSIDIARIES
Segment Information



                                                          Quarter Ended           Nine Months Ended
(in thousands, unaudited)                              9/30/98      9/30/97      9/30/98      9/30/97
                                                      --------     --------     --------     --------
REVENUES
Lubricants and lubricant services                     $228,192     $237,540     $661,867     $706,823
Consumer products                                       70,415       68,405      252,762      217,675
Intersegment sales                                      (2,098)      (2,589)      (6,712)      (7,515)
                                                      --------     --------     --------     --------
Total operating revenues                              $296,509     $303,356     $907,917     $916,983
                                                      ========     ========     ========     ========
OPERATING PROFITS
Lubricants and lubricant services                     $ 18,529     $ 11,292     $ 44,417     $ 32,563
Systems integration, merger,
    restructuring and other special charges             (3,321)      (4,930)      (9,761)      (4,930)
                                                      --------     --------     --------     --------
Total lubricants and lubricant services                 15,208        6,362       34,656       27,633
                                                      --------     --------     --------     --------
Consumer products                                        5,701       11,036       32,043       35,921
Systems integration, merger,
    restructuring and other special charges             (1,397)        (147)      (7,837)        (147)
                                                      --------     --------     --------     --------
Total consumer products                                  4,304       10,889       24,206       35,774
                                                      --------     --------     --------     --------
Total operating profits                                 19,512       17,251       58,862       63,407
Interest expense                                        (7,385)      (7,189)     (21,899)     (20,251)
Corporate other income                                     142          235          406          616
Corporate expense                                       (3,322)      (3,701)     (13,435)     (14,588)
Systems integration, merger,
    restructuring and other special charges             (6,211)        (214)     (15,005)        (214)
                                                      --------     --------     --------     --------
Total corporate expenses                                (9,533)      (3,915)     (28,440)     (14,802)
                                                      --------     --------     --------     --------
Income from continuing operations before
 income taxes                                         $  2,736     $  6,382     $  8,929     $ 28,970
                                                      ========     ========     ========     ========

The accompanying notes are an integral part of the financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Quaker State Corporation and Subsidiaries (unaudited)

1. In the opinion of management of Quaker State Corporation (the "Company"), the accompanying financial statements include all adjustments which are necessary for a fair statement of the results for such periods. All of these adjustments are of a normal recurring nature. The December 31, 1997 condensed consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. These statements should be read in conjunction with the financial statements included in the 1997 Annual Report on Form 10-K.

2. Special charges of $32.6 million for the nine months ended September 30, 1998 are comprised of $14.5 million of systems integration costs, $15 million of merger costs (see Note 8) and $3.1 million of restructuring and other special charges.

3. The effective tax rates are higher than the 35% federal statutory rate due to the impact of state and foreign taxes and nondeductible amortization.

4. The difference between basic and diluted weighted average shares of capital stock outstanding for the quarter and nine months ended September 30, 1998 and 1997 is due to dilutive stock options of 245,000 and 313,000, and 445,000 and 214,000, respectively.

5. The following schedule is prepared on a pro forma basis as though Rain-X Corporation ("Rain-X") and the assets of Auto-Shade, L.L.C. and Auto-Shade (Overseas) L.L.C. ("Axius") had been acquired as of January 1, 1997 and Truck-Lite Co. Inc. ("Truck-Lite") was sold as of January 1, 1997, after including the impact of adjustments, such as amortization of goodwill, brands and other intangible assets, interest expense and related tax effects.


For the nine months ended September 30, 1997 (in thousands except per share data)
---------------------------------------------------------------------------------
Revenues                                                                             $964,364
Income from continuing operations                                                      19,024
Income per share from continuing operations                                               .53
                                                                                     --------

   The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the period presented.
   In addition, they are not intended to be a projection of future results.
6. Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis for manufactured products. For other inventories, such as purchased finished lubricating oils and purchased automotive aftermarket products, cost is determined on the first-in, first-out ("FIFO") basis. The reserve to reduce the carrying value of inventories from FIFO basis to LIFO basis amounted to $3.6 million at September 30, 1998 and $7.5 million at December 31, 1997. Inventories consist of:


                                             September 30,   December 31,
(in thousands)                                   1998            1997
---------------------------------            -------------   ------------

Lubricants and related materials                $59,985        $59,242
Consumer products                                38,027         31,579
                                                -------        -------
Total                                           $98,012        $90,821
                                                =======        =======

   Certain inventory quantities were reduced resulting in liquidation of LIFO inventory which increased net income by $1.6 million or $.04 per share for the nine months ended September 30, 1998.

7. On July 28, 1998, Oil Changer, Inc. ("Oil Changer") and several corporations affiliated with Oil Changer filed a suit in the Superior Court of the State of California, Alameda County, against the Company, certain executives of the Company and other individuals. The complaint alleges that the Company and Oil Changer were "strategic partners" in an alleged partnership to develop quick lubrication centers in Northern California. Oil Changer alleges that the Company breached the alleged agreement by developing quick lubrication centers with another entity. The complaint asserts claims for fraud, breach of fiduciary duty and usurpation of partnership opportunity, partnership accounting, breach of contract, conspiracy and violation of Section 17200 of the California Business Professions Code. Plaintiffs seek compensatory damages of $50 million, punitive damages, restitution, attorneys' fees and costs as well as injunctive relief. The Company has filed an answer denying liability and a cross-complaint alleging breach by Oil Changer of a loan agreement with the Company and seeking damages and judicial foreclosure of the collateral held by the Company.

   In addition, on July 28, 1998, Oil Changer and several corporations affiliated with Oil Changer filed a complaint in the United States District Court for the Northern District of California against the Company and Pennzoil Company ("Pennzoil"). The complaint asserts claims under Sections 1 and 2 of the Sherman Act, Section 7 of the Clayton Act and Sections 16720 and 17200 of the California Business Professions Code, alleging that the proposed merger of the Company and Pennzoil's downstream business will substantially lessen competition in, or result in monopolization of, the markets for motor oil and quick lubrication services in certain areas of California. Plaintiffs seek compensatory and treble damages, restitution, attorneys' fees and costs as well as injunctive relief enjoining the proposed merger. On September 4, 1998, the Company filed a motion to dismiss this complaint, which was granted in part resulting in a dismissal of the claims under the California Business Professions Code and certain Sherman Act and Clayton Act claims. On October 8, 1998, Plaintiffs filed a notice of motion for a preliminary injunction to enjoin the proposed merger, to which the Company and Pennzoil filed a joint opposition.
   The Company has received notices from the EPA and others that it is a "potentially responsible party" relative to certain waste disposal sites identified by the EPA and may be required to share in the cost of cleanup. The Company has accrued for all matters, which are probable and can be reasonably estimated.

   Contingent liabilities of an indeterminate amount exist in connection with suits and claims arising in the ordinary course of business.
   In the opinion of management, all matters discussed above are adequately accrued for or covered by insurance, or, if not so provided for, are without merit or the disposition is not anticipated to have a material effect on the Company's financial position; however, one or more of these matters could have a material effect on future quarterly or annual results of operations or cash flow when resolved.

8. On April 14, 1998, the Company, Pennzoil and certain Pennzoil subsidiaries entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement and related agreements provide for the separation of Pennzoil's motor oil, refined products and franchise operations from its exploration and production operations and for the combination of the motor oil, refined products and franchise operations with the Company. Closing under the Merger Agreement is conditioned on, among other things, approval by the Company's stockholders, expiration or termination of waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and receipt of a favorable tax ruling from the Internal Revenue Service. The waiting period under the HSR Act expired on May 27, 1998. The Company's stockholders approved the merger at the Special Meeting of Stockholders held on September 18, 1998.

   The Merger Agreement, if consummated, would result in a Change of Control (as defined in the Company's $400 million Credit Agreement). Under the terms of the Credit Agreement, the Company would be required to notify each Bank (as defined in the Credit Agreement) that a Change of Control has occurred within ten days of such occurrence, and each Bank may terminate its Commitment (as defined in the Credit Agreement) and declare the Note (as defined in the Credit Agreement) immediately due and payable with three Domestic Business Days (as defined in the Credit Agreement) notice given not later than ninety days after such Change of Control.